UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SEVCON, INC.

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Bassi Holding Votes FOR Sevcon Board’s Director Nominees and Charter Amendment Urges Ryan Morris/Meson Capital to Stop Dissident Proxy Campaign

LUGO, Italy, Jan. 25, 2017 (GLOBE NEWSWIRE) -- Bassi Holding S.r.l – a significant stockholder in Sevcon, Inc. (Nasdaq:SEV), owning 11.4% of Sevcon’s outstanding shares – announced today that it has voted its shares “FOR ALL” the Sevcon Board’s nominees for election at the Annual Meeting of Stockholders to be held on February 7, 2017, and “FOR” the charter amendment proposed for that meeting.

The Bassi family urges dissident director Ryan Morris and Meson Capital Partners to stop their disruptive proxy campaign against Sevcon.  The Bassis believe that the current Board and management are pursuing the best course to create long-term value for Sevcon’s stockholders, including Bassi Holding, and that continuing with a divisive proxy fight is wasteful and counterproductive.  Importantly, the Bassis reject Ryan Morris’s assertions that he is responsible for Sevcon’s forward-looking strategy or that he could improve on it.

“We accepted Sevcon shares when we sold our company to Sevcon because we have great faith in the current Board’s strategy, and we continue to support it. We believe that giving Mr. Morris a position of control would be a step backwards and bad for the stockholders.”

“We are confident that the current Sevcon Board is on the right path. A continued proxy campaign by Mr. Morris and Meson Capital will only draw resources away from the Board’s focus on increasing stockholder value. We urge Mr. Morris to do the right thing for stockholders and withdraw the proxy campaign now.”

About Sevcon
Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com/.

Important Additional Information
Sevcon, Inc., seven of its directors and its executive officers, and Marvin G. Schorr are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2017 Annual Meeting.  Sevcon has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation.  COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.

Contacts:

Matt Boyle
President and CEO
011 44 7802 260706
matt.boyle@Sevcon.com

Matt Goldfarb
Chairman of the Board
(917) 664-0051